EXHIBIT 21.1

List of Subsidiaries of Merriman Curhan Ford Group, Inc.

Merriman Curhan Ford & Co., California (active)

MCF Asset Management, LLC, Delaware (inactive)

Panel Intelligence, LLC, Delaware (inactive)

MCF Wealth Management, LLC, Delaware (inactive)

Ratexchange 1, Inc., Delaware (inactive)